Exhibit 10.19

EXECUTION VERSION

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

Intercompany Loan Agreement

between

GreenRock Corp

as Lender

and

Tep Renewables Limited

as Borrower

i

THIS LOAN AGREEMENT is dated 2 November 2023 and made between:

(1)	GreenRock Corp, an exempted company incorporated in Cayman Islands, with company number 399967, whose registered office is at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, K1–9009, Cayman Islands (“Lender”); and

(2)	TEP Renewables Limited, a company incorporated in England and Wales, with company number 09094126, whose registered office is at 23-25 Waterloo Place, Warwick Street, Leamington Spa, Warwickshire, England, CV32 5LA (“Borrower”),

(each a “Party” and together the “Parties”).

BACKGROUND

The Lender intends, from time to time, to make funding available to the Borrower in the form of loans which are subject to the terms and conditions of this Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS, CONSTRUCTION AND THIRD PARTY RIGHTS

1.1	Definitions

Unless inconsistent with the context, terms used in this Agreement not otherwise defined herein, shall have the meanings ascribed to them in the Sale and Purchase Agreement, as the context may require. In addition, capitalised terms used in this Agreement have the following meanings:

“Applicable Interest Rate” means the percentage rate per annum which is the aggregate of:

(A)	EURIBOR; and

(B)	one per cent (1%),

unless Completion does not occur in accordance with the Sale and Purchase Agreement, in which case the Applicable Interest Rate shall be six point five per cent (6.5%) per annum.

“Authorisation” means any licence, permission, exemption permit, wayleave, easement, approval, authorisation and statutory consent necessary and any other authorisation of a similar nature in connection with the entry into, performance, validity and enforceability in England and Wales of this Agreement.

“Availability Period” means the period from and including the date of this Agreement to and including the Completion Date.

“Available Commitment” means the amount under the Facility minus:

(A)	the Loan amount specified in any Utilisation Request in respect of any outstanding Loans; and

(B)	in relation to any proposed Utilisation Request, the Loan amount specified in that Utilisation Request.

“Completion” has the meaning given in the Sale and Purchase Agreement.

“Completion Date” means the date on which Completion occurs.

“Default” means an Event of Default or any event or circumstance specified in Clause 12 (Events of Default) which would, with the expiry of a grace period, the giving of notice, the making of any determination under this Agreement or any combination of the foregoing, be an Event of Default.

“EURIBOR” means, in relation to any Loan in Euro, the applicable Screen Rate as of 11:00 a.m. (or such later time as may be specified by the Lender on the Quotation Day) for Euro and for a 12 month period or, if the applicable Screen Rate becomes unavailable, such replacement Screen Rate as determined by the Lender and, if in either case that rate is less than zero, EURIBOR shall be deemed to be zero.

“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 12 (Events of Default).

“Facility” means the Euro terms loan facility granted to the Borrower in this Agreement.

“Facility Amount” has the meaning given to it in Clause 2.1.

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether as principal or surety and whether present or future, actual or contingent.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; and

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Loans” means the principal amount outstanding of the loans for Tranche A, the Tranche B or Tranche C and “Loan” means the principal amount outstanding of any of them under this Agreement.

“Material Adverse Effect” means an event or series of events which, in the reasonable opinion of the Lender, has or could reasonably be expected to have a material adverse effect on:

(C)	the ability of the Borrower to perform its payment or other material obligations under this Agreement;

(D)	the ability to enforce any of the Lender’s rights under this Agreement; or

(E)	the business, assets, operations or condition (financial or otherwise) of the Borrower.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

“Quotation Day” means, in relation to any period for which interest in Euro is to be determined, two TARGET Days before the first day of that period.

“Repayment Date” means 26 October 2024 or such other date as the Parties may agree in writing.

“Sale and Purchase Agreement” means the sale and purchase agreement between Mr Leonardo Montesi and Mrs Ralouka Yabroudi Montesi, as sellers and the Lender as purchaser dated on or about the date of this agreement in relation to the acquisition of the share capital of the Borrower.

“Screen Rate” means in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in euro.

“Taxes” means any taxes, levies, duties, fees, deductions or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever.

“Total Commitment” means EUR 2,838,221.38 (being the EUR equivalent of 3,000,000 United States Dollars (USD) at the date of this agreement).

“Tranche A” has the meaning given to it in Clause 2.1.

“Tranche B” has the meaning given to it in Clause 2.1.

“Tranche C” has the meaning given to it in Clause 2.1.

“Utilisation Date” means each date on which a Loan is made or issued.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 1 (Utilisation Request) or as otherwise agreed between the Borrower and the Lender.

“VAT” means value added tax as charged in the United Kingdom in accordance with the Value Added Tax Act 1994 and related regulations, and any similar value added, goods and services, or sales tax charged outside the United Kingdom.

1.2	Construction and Third Party Rights

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(A)	a “Clause” is to a clause of this Agreement;

(B)	“Lender”, “Borrower” or a “Party” shall be construed so as to include their successors in title, permitted assigns and permitted transferees;

(C)	this Agreement or any other agreement or instrument is a reference to this Agreement or to that other agreement or instrument as amended or novated;

(D)	“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof);

(E)	a provision of law is a reference to that provision as amended or re-enacted;

(F)	a time of day is a reference to London time; and

(G)	the word “including” is without limitation.

1.2.2	Headings are for convenience of reference only and shall not affect the construction of this Agreement.

1.2.3	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.2.4	The terms of this Agreement may be enforced only by a Party and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

2.	FACILITY

2.1	Subject to the terms of this Agreement, the Lender makes available to the Borrower a Euro term loan facility in an aggregate amount equal to the Total Commitment in three (3) tranches as follows (each, a “Tranche”, together the “Tranches”):

2.1.1	tranche A in the amount of the Euro 946,073.79 to be drawn down no later than 10 November 2023 (“Tranche A”);

2.1.2	tranche B in the amount of the Euro 1,419,110.70 to be drawn down no later than 30 November 2023 (“Tranche B”), unless otherwise agreed by the Lender; and

2.1.3	tranche C in the amount of the Euro 473,036.89 to be made available if Completion does not occur on before 31 December 2023 (“Tranche C”) and to be drawn down no later than 16 October 2024 unless otherwise agreed by the Lender, together, the “Facility Amount”.

3.	PURPOSE

3.1	The Borrower shall apply all amounts borrowed by it under the Loans towards its general corporate purposes and working capital requirements as set out in the cashflow forecast agreed between the Parties.

3.2	The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	UTILISATION

4.1	Delivery of a Utilisation Request

4.1.1	Each Utilisation Request delivered by the Borrower under this Agreement must be delivered not later than 10:00 a.m. at least five (5) Business Days prior to the proposed Utilisation Date (or such later time or earlier date as the Lender agrees).

4.1.2	A Utilisation Request must be delivered in respect of each Tranche of the Loan.

4.2	Completion of a Utilisation Request

4.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(A)	the proposed Utilisation Date is a Business Day within the Availability Period;

(B)	the currency and amount of the Utilisation comply with Clause 4.3 (Currency and amount); and

(C)	the purpose of the Loan has been identified and complies with Clause 3 (Purpose).

4.3	Currency

The currency specified in a Utilisation Request must be Euro.

4.4	Making Available a Loan

4.4.1	Prior to the Borrower submitting the first Utilisation Request under this Agreement, that Borrower shall provide the Lender with the following documentation, in form and substance satisfactory to the Lender:

(A)	a copy of the Borrower’s constitutional documents;

(B)	a copy of the resolution of the board of directors of the Borrower:

(1)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute, deliver and perform this Agreement;

(2)	authorising a specified person or persons to execute this Agreement; and

(3)	authorising a specified person or persons, on the Borrower’s behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by the Borrower under or in connection with this Agreement.

If all conditions in this Agreement have been met, the Lender shall make each Loan available to the Borrower on the relevant Utilisation Date.

4.5	Cancellation of Commitments

Any unutilised amount of the Total Commitment shall be cancelled at the end of the Availability Period.

5.	REPAYMENT OF LOANS

The Borrower shall repay each Loan (including all unpaid interest accrued thereon) on the Repayment Date.

6.	SECURITY

As security for the Loan and other sums from time to time due under this Agreement, on or before the date of this Agreement, the Sellers shall enter into the Sellers Share Charge.

7.	PREPAYMENT AND CANCELLATION

7.1	Voluntary prepayment of the Loan

The Borrower may, if it gives the Lender not less than five (5) Business Days’ prior notice (or such shorter period as the Lender may agree), prepay the whole or any part of a Loan that it has drawn under this Agreement together with accrued interest and any other amounts outstanding.

7.2	Notices of prepayment

Any notice of prepayment given by the Borrower under Clause 7.1 (Voluntary prepayment of the Loans) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

7.3	Reborrowing

The Borrower may reborrow any part of a Facility which is prepaid or repaid in accordance with the terms of this Agreement.

7.4	Prepayment in accordance with this Agreement

The Borrower shall not repay or prepay all or any part of the Loans except at the times and in the manner expressly provided for in this Agreement, or otherwise with the Lender’s prior written consent.

7.5	Cancellation

The Borrower may, if it gives the Lender not less than ten (10) Business Days’ prior notice (or such shorter period as the Lender may agree), cancel the whole or any part of the Facility.

8.	INTEREST

8.1	Calculation of interest

8.1.1	The interest rate applicable to all amounts of the Facility Amount outstanding from time to time under this agreement shall be the Applicable Interest Rate

8.1.2	Interest on each Loan is payable on the Repayment Date.

8.2	Default interest

If the Borrower fails to pay any amount under this Agreement on its due date (and such amount is not capitalised), interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate of two per cent (2%) higher than the Applicable Interest Rate compounding quarterly.

9.	PAYMENTS

9.1	Payments Free and Clear

9.1.1	Subject to Clause 9.2 (Set-off), all sums payable under this Agreement shall be made for value on their due date and be paid in immediately available funds free of any restriction, reservation or condition and (except to the extent required by law) without deduction or withholding on account of any amount (including Taxes), whether by way of set-off, counterclaim or otherwise.

9.1.2	If a withholding, deduction or set-off is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making such withholding, deduction or set-off) leaves an amount equal to the payment which would have been due if no withholding, deduction or set-off had been required.

9.2	Set-off

The Lender may, but shall not be obliged to, set off against any monies actually and/or contingently due and payable by the Borrower to the Lender under this Agreement, any monies due to the Borrower from the Lender. The Lender may, at the cost of the Borrower effect such currency exchanges as the Lender considers appropriate to implement such set- off.

9.3	Business Days

Unless expressly stated otherwise, any payment which would otherwise be due on a day which is not a Business Day shall be due on the next Business Day. During any such extension of the due date for the payment of any sum, interest shall be payable on that sum at the rate applicable before the original due date.

9.4	Day count convention

Any interest, commission or fee accruing under this Agreement shall accrue from day to day and the amount of any such interest, commission or fee is calculated on the basis of the actual number of days elapsed and a year of 360 days.

10.	REPRESENTATIONS

10.1	The Borrower makes the representations and warranties set out in this Clause 10 (Representations) to the Borrower on the date of this Agreement, each Utilisation Request for a Tranche and on each Utilisation Date for a Tranche.

10.2	Status

10.2.1	It is a private limited company, duly incorporated and validly existing under the law of England and Wales.

10.2.2	It has the power to own its assets to carry on its business as it is being conducted.

10.3	Binding obligations

The obligations expressed to be assumed by it in this Agreement are, subject to any general principles of law limiting its obligations, legal, valid binding and enforceable obligations.

10.4	Non-conflict with other obligations

The entry into and performance by it, and the transactions contemplated by, this Agreement do not and will not conflict with:

10.4.1	any law or regulation applicable to it in any material respect;

10.4.2	its constitutional documents; or

10.4.3	any agreement or instrument binding upon it or its assets which has or is reasonably likely to have a Material Adverse Effect.

10.5	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

10.6	Authorisations

All Authorisations required:

10.6.1	to enable it to lawfully enter into, exercise its rights and comply with its obligations in this Agreement; and

10.6.2	to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been (or will, on or prior to the date on which any such document is required to be effective, have been) obtained or effected and are (or will be, on or prior to any date on which any such document is required to be effective) in full force and effect.

10.7	Governing law and enforcement

10.7.1	Subject to the Legal Reservations, the choice of English law as the governing law of this Agreement will be recognised and enforced in England and Wales.

10.7.2	Subject to the Legal Reservations, any judgment obtained in England in relation to this Agreement will be recognised and enforced in England and Wales.

10.8	No default

10.8.1	No Event of Default and, as at the date of this Agreement and each Utilisation Date, no Default is continuing or might reasonably be expected to result from the making of any Utilisation.

10.8.2	No other even or circumstance is outstanding which constitutes an event of default (howsoever defined) under any other agreement or instrument which his binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

10.9	Ranking

Subject to the Legal Reservations, its payment obligations under this Agreement rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.	UNDERTAKINGS

The undertakings in this Clause 11(Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under this Agreement or any part of the Total Commitments are in force.

11.1	Information undertakings

11.1.1	The Borrower shall, promptly on demand by the Lender, provide the Lender with all documentation, information, reports and notices in relation to the Borrower that the Lender may reasonably request from time to time.

11.1.2	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

11.1.3	Promptly upon a request by the Lender (acting reasonably), the Borrower shall supply to the Lender a certificate signed by two (2) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

11.2	Conduct of business

The Borrower shall not enter into any agreements, arrangements or transactions other than:

11.2.1	in the ordinary course of its business;

11.2.2	on arm’s length terms; or

11.2.3	with the Lender,

without the Lender’s prior written consent.

11.3	Compliance with constitutional documents

The Borrower shall comply with its constitutional documents (including but not limited to its articles of association) in all respects.

11.4	Maintenance of corporate existence

The Borrower shall not cease to exist or otherwise change its jurisdiction or registration of incorporation.

11.5	Authorisations

The Borrower shall obtain, comply and do all that is necessary to maintain in full force and effect, any Authorisation required under any applicable law or regulation to:

11.5.1	enable it to lawfully enter into, exercise its rights and comply with its obligations in this Agreement;

11.5.2	ensure that those obligations are legal, valid, binding and enforceable; and

11.5.3	make this Agreement admissible in evidence in its jurisdiction of incorporation.

11.6	Compliance with laws

The Borrower shall comply in all material respects with all laws and regulations to which it may be subject where a failure to comply has or is reasonably likely to have a Material Adverse Effect.

11.7	Tax

The Borrower shall comply in all material respects with all matters as to Taxes to which it may be subject under law unless (and only to the extent that):

11.7.1	payment of those Taxes is being contested in good faith;

11.7.2	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

11.7.3	failure to pay those Taxes is not reasonably likely to have a Material Adverse Effect.

11.8	Pari passu ranking

Subject to the Legal Reservations, the Borrower shall ensure that its payment obligations under this Agreement rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.9	Permitted purpose

The Borrower shall not apply the Loans for any purpose other than as set out in Clause 3 (Purpose).

11.10	Books and records

The Borrower shall keep books and records which accurately reflect in all material respects all of its business, affairs and transactions.

11.11	Financial Indebtedness

During the Availability Period the Borrower shall not incur or allow to remain outstanding any Financial Indebtedness other than any Financial Indebtedness incurred under this Agreement.

12.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 12 (Events of Default) is an Event of Default (save for Clause 12.3 (Acceleration)).

12.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to this Agreement at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error and payment is made within 5 Business Days of its due date.

12.2	Other obligations

The Borrower does not comply with any provision of this Agreement (other than any provisions referred to in Clause 12.1 (Non-payment), provided that no Event of Default shall occur under this Clause 12.2 (Other obligations) if the failure to comply is capable of remedy and is remedied within 20 (twenty days) of the earlier of:

12.2.1	the Lender giving notice to the Borrower; or

12.2.2	the Borrower becoming aware of the failure to comply.

12.3	Acceleration

12.3.1	On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower do any or all of the following:

(A)	cancel the Available Commitment, whereupon they shall be immediately cancelled; or

(B)	without in any way limiting the Lender’s rights under Clause 5 (Repayment of Loans), declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable.

13.	INDEMNITY

13.1	The Borrower shall indemnify the Lender in respect of any stamp duty or other similar Taxes (by whomsoever payable) which may be or become payable in connection with the execution, delivery, performance, registration, production, amendment or attempted enforcement or enforcement of this Agreement, save for such duty or Taxes which are payable in connection with the assignment or transfer by the Lender of any of its rights and obligations under this Agreement.

14.	VAT

All amounts payable under or pursuant to this Agreement are expressed to be exclusive of all VAT. Where a supply made under or pursuant to this Agreement is chargeable to VAT and the supplier is required to account to the relevant taxing authority for such VAT, the recipient of the supply shall, in addition to the consideration for the supply, pay to the supplier, against delivery of an appropriate and valid VAT invoice, an amount equal to such VAT.

15.	COSTS AND EXPENSES

Each party shall bear all costs and expenses (including legal and consultant fees) incurred by it in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

16.	MISCELLANEOUS

16.1	Exercise of Rights

No failure to exercise or delay in exercising, on the part of the Lender, any right remedy or power hereunder shall operate as a waiver nor shall any single or partial exercise preclude any further or other exercise of any right, remedy or power, whether the same or another right, remedy or power. The powers, rights and remedies of the Lender are cumulative and not exclusive of any rights or remedies provided by law.

16.2	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, valid or unenforceable in any respect under any law of any relevant jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

16.3	Remedies and Waivers Cumulative

No failure to exercise, nor any delay in exercising, on the part of either Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16.4	Amendments and Waivers

Any term of this Agreement may be amended or waived only with the written consent of the Lender.

16.5	Assignment

16.5.1	The Borrower may not assign any of its rights, or transfer any of its rights and obligations, under this Agreement without the prior written consent of the Lender.

16.5.2	The Lender may assign any of its rights, or transfer any of its rights and obligations, under this Agreement.

16.5.3	The Borrower shall not be obliged to make any payment to any assignee or transferee under clause 9.1 (Payments Free and Clear) in an amount greater than it would have had to make had such assignment or transfer not taken place.

16.6	Whole Agreement

This Agreement embodies the entire agreement of the Parties in relation to the subject matter hereof and this Agreement shall supersede all other agreements and/or understandings whether written or oral in relation to the subject matter hereof.

17.	NOTICES

All notices and communications under this Agreement shall be by letter, email or facsimile transmission to the addresses which appear below or to such other address, email address or fax numbers as previously notified by one Party to the other. Any such notice will only be effective:

17.1.1	if sent by way of fax, when received in legible form;

17.1.2	if sent by way of email, when received in readable form; or

17.1.3	if sent by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

19.	GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non- contractual disputes or claims) shall be governed by and construed in accordance with English law.

20.	ENFORCEMENT

The courts of England have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1 : UTILISATION REQUEST

[***]

GREENROCK CORP

SIGNED by GREENROCK CORP	/s/ Per Regnarsson.
acting by PER REGNARSSON	Signature of director

SIGNED by GREENROCK CORP	/s/ Charles Ratelband V
acting by CHARLES EMIL RATELBAND	Signature of director

Notice details:

For the attention of: Mr Per Regnarsson

Email: [***]

Address [***]

with copy to (provided a copy shall not constitute notice):

For the attention of: Mr Joseph O’Sullivan

Email: [***]

Address: [***]

TEP RENEWABLES LIMITED

SIGNED by TEP RENEWABLES	/s/ Leonardo Montesi
LIMITED acting by LEONARDO MONTESI	Signature of director

Notice details:

For the attention of: Mr Leonardo Montesi

Email: [***]

Address: [***]

with copy to (provided a copy shall not constitute notice):

For the attention of: Jonathan Cripps

Email: [***]

Address: [***]